Exhibit 99.1

For Immediate Release

Cephalon Signs Option Agreement to Acquire Ception Therapeutics

Promising Monoclonal Antibody In Late- Stage Clinical Trial for the Treatment of Pediatric Eosinophilic Esophagitis

FRAZER, Pa., and MALVERN, Pa (January 13, 2009) — Cephalon, Inc. (Nasdaq: CEPH) and Ception Therapeutics, Inc., a privately held biopharmaceutical company, today announced that the companies have signed an agreement providing Cephalon with an option to purchase all outstanding capital stock of Ception.  Under the terms of the option agreement, Cephalon will pay Ception a $100 million upfront option payment.

Ception’s lead product is reslizumab.  Reslizumab is a humanized monoclonal antibody (mAb) against interleukin-5 (IL-5) currently in a Phase IIb/III clinical trial for the treatment of pediatric eosinophilic esophagitis (EE) and in a Phase II clinical trial for the treatment of eosinophilic asthma in adults.  Ception also has an established program to discover small molecule, orally-active, anti-TNF (tumor necrosis factor) receptor agents.

Cephalon may exercise its option at any time prior to expiration of a specified period after receipt of the final study report for the pediatric EE clinical trial.  If Cephalon exercises its option, the company will purchase all of the outstanding capital stock of Ception for $250 million.  Ception shareholders could receive additional payments related to clinical and regulatory milestones.

“This deal builds on our heritage as a biotech company and creates the opportunity for Cephalon to introduce its first biologic into the market,” said Frank Baldino, Jr., Ph.D. chairman and CEO of Cephalon.  “The addition of biologics, which have a longer commercial life, will add higher value products to our portfolio.  Strategically the agreement aligns with our development of products that address patient need, which are first-in-class and focus on specialty pharmaceutical markets.”

“Today’s option agreement is an outstanding corporate achievement for Ception that satisfies our fund raising requirements and provides an excellent partner to advance our novel development programs faster and with greater global reach,” said Stephen Tullman, president and CEO, Ception Therapeutics.  “Based on our shared experience, commitment, and management philosophies, I have very high expectations that this collaboration will be a win-win for both companies and the patients whom we will serve.”

About Reslizumab and Esinophilic Esophagitis

Reslizumab is a humanized monoclonal antibody (mAb) against interleukin-5 (IL-5).  IL-5 plays a crucial role in the maturation, growth and chemotaxis of eosinophils, inflammatory cells implicated in a number of allergic diseases.  Granted orphan drug status for pediatric eosinophilic esophagitis by the U.S Food and Drug Administration, reslizumab currently is being evaluated in a large multi-center Phase IIb/III study.

Eosinophilic esophagitis (EE) is a disease that has become increasingly recognized in children and adults over the last decade.  IL-5 is the major cytokine responsible for the eosinophilic inflammation of the esophagus seen in EE.  The disease is characterized by an accumulation of eosinophils in the esophagus in association with symptoms that frequently mimic severe gastro-esophageal reflux disease (GERD).  Specifically, patients typically report symptoms that include difficulty feeding and failure to thrive in younger children, as well as vomiting, epigastric or chest pain, dysphagia, and food impaction.  There are no approved pharmacologic therapies specifically for EE, although corticosteroids sometimes are administered to patients.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development, and commercialization of many unique products in three core therapeutic areas: central nervous system, pain, and oncology.  A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe.  U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. The company’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), TREANDA® (bendamustine hydrochloride) for Injection, FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL® (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II].  The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

About Ception Therapeutics, Inc.

Ception Therapeutics, Inc.  is a privately held, emerging biopharmaceutical company focused on the discovery and development of novel products to address areas of unmet medical need.  The Company’s pipeline includes a late-stage biological product in clinical development for certain inflammatory conditions and a small molecule anti-TNF program.  For further information, visit www.ceptiontx.com.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding whether Cephalon ultimately will acquire Ception, anticipated scientific progress on its research programs, development of potential pharmaceutical products such as reslizumab or an oral active anti-TNF reactor agent, the relative value to Cephalon’s business and the effect on Cephalon’s long-term growth of biologic products and the possible acquisition of Ception, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion

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Source:  Cephalon, Inc. and Ception Therapeutics, Inc.

Contacts:

Cephalon:
Media:	Investor Relations:
Sheryl Williams	Chip Merritt
610-738-6493 (office)	610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

Ception:
Media:
Mike Beyer - Sam Brown Inc.
(773) 463-4211
beyer@sambrown.com

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